Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:            Linda Thrasher, 763-577-2864

INVESTOR CONTACT:      Douglas Hoadley, 763-577-2867

MOSAIC ANNOUNCES FISCAL 2006 SECOND QUARTER NET EARNINGS OF

$55.0 MILLION OR $0.13 PER DILUTED SHARE

SECOND QUARTER HIGHLIGHTS

•	Second quarter net earnings for the period ended November 30, 2005, were $55.0 million, or $0.13 per diluted share. This compares to a reported net loss of $8.4 million or $0.03 per diluted share in last year’s second quarter.

•	Phosphate sales benefited in the second quarter from higher prices, which were partially offset by higher raw material and operating costs. The average diammonium phosphate (DAP) price realization of $249 per tonne increased $27 versus the comparable prior year period.

•	The Potash business showed solid performance as prices and margins continued to increase; however, market conditions began to soften towards the end of the second quarter. The average potash selling price of $147 per metric tonne increased $37 versus the prior year period and increased $6 per tonne versus Mosaic’s first quarter of fiscal 2006.

•	Mosaic recorded several non-cash charges during the quarter; on a pretax basis, these included unrealized mark-to-market losses on derivative contracts of $7.5 million, additional depreciation of $9.6 million related to the finalization of the fair value of assets acquired during the combination of the former Cargill Crop Nutrition and IMC Global Inc., and foreign currency transaction losses of $13.7 million.

•	Unusually strong seasonal factors and soft export markets are expected to result in a much weaker than anticipated third quarter (December-February). Mosaic anticipates performance to rebound in the fourth quarter.

PLYMOUTH, MN, January 17, 2006 – The Mosaic Company (NYSE: MOS) announced today that net earnings were $55.0 million, or $0.13 per diluted share (“per share”), for the quarter ended November 30, 2005. Year-to-date net earnings were $131.1 million, or $0.30 per share.

Net sales in the second quarter were $1.49 billion, an increase of 39% compared with the same period a year ago. The increase in reported net sales compared with last year was primarily a result of the October 2004 combination of Cargill Crop Nutrition and IMC Global.

Operating earnings for the second quarter were $140.9 million compared with $12.3 million for the same period a year ago. Results were driven by price increases that were partially offset by higher raw material and operating costs. Unrealized mark-to-market losses on derivative contracts were $7.5 million in the second quarter and were recorded in cost of goods sold. Fair values of assets acquired in the combination of the two companies were finalized and resulted in additional depreciation of $9.6 million during the second quarter.

Selling, general, and administrative (SG&A) expenses of $66.9 million were incurred in the second quarter compared with $45.4 million for the same period a year ago. Second quarter expenses were higher than expected primarily because of investments related to improving Mosaic’s systems, compliance, and control environment.

Non-cash foreign currency transaction losses totaled $13.7 million for the second quarter and $52.7 million year-to-date. This was caused primarily by the strengthening of the Canadian dollar against the United States dollar. This impacts the carrying value of the United States dollar denominated net assets of Potash, for which the Canadian dollar is the functional currency.

“The company performed well in the second quarter despite soaring energy prices, leading to high raw material prices, and production outages caused by Hurricanes Katrina and Rita. We remain focused on executing our business strategy, managing our operating costs, improving our business systems, and producing to meet expected demand,” said Fritz Corrigan, President and Chief Executive Officer of Mosaic. “At the same time, energy-driven record high fertilizer prices have caused many of our customers to delay their purchasing decisions. As a result we expect a challenging third quarter.”

Mosaic ended the quarter with $166.0 million in cash and cash equivalents. Mosaic’s total debt at the end of November 2005 was $2.5 billion, resulting in a debt–to-total capital ratio of 41.0%. Since the close of the quarter, Mosaic’s cash position has declined and cash flow has weakened due to the seasonal sales slowdown and the inventory buildup in anticipation of stronger fourth quarter sales.

For the six months ended November 30, 2005, net sales were $2.9 billion, a 61% increase compared with last year. Year-to-date operating earnings were $332.9 million compared with $69.3 million for the same period a year ago, and included unrealized non-cash mark-to-market derivative gains of $53.8 million. Year-to-date SG&A expenses were $123.9 million compared with $76.4 million a year ago for the same period.

The effective tax rate was 48.9% for the second quarter and 46.4% for the first six months of the fiscal year. This high tax rate results from the profit mix between Mosaic’s business segments, certain tax attributes in our potash entities, losses in Brazil, and other factors. The company expects a full-year tax rate in the 40-45% range.

Potash

The Potash business segment’s total sales volume was 1.9 million tonnes during the second quarter and 3.5 million tonnes year-to-date. These sales volumes were lower than anticipated, mainly due to a slow North American domestic market as well as a weakening export market toward the end of the second quarter. Record high potash prices led to net sales of $309.5 million for the second quarter and $577.2 million on a year-to-date basis. Gross margins were $120.2 million and operating earnings were $111.4 million during the second quarter. Potash had minimal unrealized non-cash mark-to-market derivative gains in the second quarter, and the completion of purchase accounting in the second quarter resulted in a small reduction in depreciation charges.

The average selling price at Mosaic’s mine sites, including all potash products, was $147 per tonne compared with $110 per tonne in the second quarter during the prior year period. The average potash selling price increased $6 per tonne compared with first quarter results. Legacy long term industrial potash contracts with below market pricing accounted for 17% of total volume in the second quarter. Contract prices under some of these contracts increased beginning in January 2006, but are expected to remain approximately one-third below Mosaic’s current average potash selling price.

Phosphates

The Phosphates business segment’s fertilizer and feed shipments were 2.6 million tonnes for the second quarter and 5.6 million tonnes year-to-date. The average DAP selling price at Mosaic’s plant sites was $249 per tonne in the second quarter, an increase of $27 compared with the same period a year ago and $9 per tonne higher compared with the first quarter. Mosaic’s Phosphates sales were $752.4 million for the second quarter and $1.6 billion year-to-date.

Second quarter gross margins for Phosphates were $67.9 million with operating earnings of $42.1 million. DAP costs increased in the second quarter mainly because of higher ammonia prices and operating costs. Operating costs were negatively affected by production cutbacks, energy costs, hurricane-related supply chain disruptions and water treatment costs. In addition, Phosphates had unrealized non-cash mark-to-market derivative losses of $8.1 million in the second quarter, and the finalization of the fair value of certain assets acquired in the combination of the two companies resulted in additional depreciation charges of $11.2 million in the second quarter.

Offshore

Mosaic’s Offshore business segment’s net sales were $467.8 million for the second quarter and $807.8 million on a year-to-date basis. The second quarter operating loss of $5.7 million was offset by equity income of $8.0 million. The second quarter operating loss was primarily the result of poor margins in Brazil, which continues to be affected by adverse farm economics.

Nitrogen

Mosaic’s Nitrogen business segment’s net sales were $35.2 million for the second quarter and $59.4 million year-to-date. The second quarter gross margin was $6.1 million and operating earnings were $5.0 million. Nitrogen equity earnings from Mosaic’s Saskferco investment were $4.6 million for the second quarter.

Equity Earnings

Total equity earnings in non-consolidated subsidiaries, including the results mentioned in the Offshore and Nitrogen segments above, were $12.9 million for the quarter, a decline of $2.9 million compared with last year’s results for the same period. Year-to-date equity earnings were $27.1 million compared with $25.6 million for the same period a year ago.

Observations and Outlook

“Looking to the remainder of our fiscal year, we anticipate stronger fourth quarter sales, but expect a much weaker third quarter in light of continued delays in our customers’ purchasing decisions,” Corrigan said. “In response, we have cut back our production of potash and phosphates to limit increases in our inventories, especially because of current high raw material costs, and to better match supply with current purchasing activity. As a consequence, the industry may face acute logistical challenges when spring season begins if domestic shipments don’t accelerate soon.”

Mosaic is reducing its potash production by approximately 400,000 tonnes and phosphate production by approximately 600,000 tonnes in order to reduce high-cost inventories. Mosaic expects total potash sales volume for fiscal 2006 to range from 7.8 to 8.2 million tonnes and total phosphate sales volume, including fertilizer and feed phosphates, to range from 10.6 to 11.0 million tonnes.

North American potash exports are expected to be weak in the near term, pending the outcome of annual contract negotiations between China and Canpotex. Domestic potash sales were slow in the second quarter, but are projected to be higher in the second half of fiscal 2006. Potash prices are expected to remain strong.

U.S. phosphate export volumes are expected to decline in the second half of the fiscal year, though industry supply is also expected to decline because of recent capacity closures in the United States. DAP prices are expected to remain strong, but margins are likely to be lower due to continued high prices for raw materials, especially ammonia.

Offshore earnings are expected to remain weak in the second half due to continued poor farm economics in Brazil, but are projected to improve compared to the first half of the current fiscal year. Equity earnings are expected to be lower in the second half of fiscal 2006 compared to the first half, and the fiscal 2006 total is expected to range from $35 to $50 million.

Mosaic is on track to exceed its synergy benefits goal of $90 to $110 million on an annual run-rate basis by the end of fiscal 2006, and has already recorded benefits at the high end of that range as of the end of the second quarter. Synergy benefits include cost reduction and cost avoidance initiatives, production volume enhancement efforts, opportunity savings, capital spending avoidance and other classifications. These synergies impact operating costs and help offset higher costs for energy and other production inputs, wages and benefits, water treatment, raw material input, general inflation and the one-time costs to achieve the synergy benefits.

Mosaic anticipates capital spending of $350 million to $400 million during fiscal 2006, in line with prior guidance.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, January 17, 2006 to discuss fiscal 2006 second quarter earnings results. The call will begin at 12:00 p.m. Eastern Standard Time (11:00 a.m. Central Standard Time) and will last no longer than 60 minutes.

Conference Call Phone Number: 866-770-7120

International Phone Call-In Number: 617-213-8065

Participant Passcode: 86905730

Additionally, a Webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic’s web site at http://www.mosaicco.com/investors. This Webcast will be available up to one year from the time of the earnings call.

A replay of the audio call will be available through 6:00 p.m. Eastern Standard Time on Tuesday, January 24. Please call 888-286-8010 to access the replay and use passcode 22486433.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments, changes in environmental and other governmental regulation, the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global and the ability to fully realize the expected cost savings from their business combination within expected time frames, and adverse weather conditions affecting our operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statement of Operations

(in millions except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November		Six months ended November
	2005	2004	2005	2004
Net sales	$1,493.3	$1,077.7	$2,896.9	$1,802.5
Cost of goods sold	1,284.1	1,016.5	2,438.9	1,659.1

Gross margin	209.2	61.2	458.0	143.4

Selling, general and administrative expenses	66.9	45.4	123.9	76.4
Other operating (income) expense	1.4	3.5	1.2	(2.3)

Operating earnings	140.9	12.3	332.9	69.3

Interest expense	42.9	25.0	81.2	32.6
Foreign currency transaction loss	13.7	23.3	52.7	24.9
Other income	(2.2)	(4.6)	(3.1)	(4.9)

Earnings (loss) from consolidated companies before income taxes and the cumulative effect of a change in accounting principle	86.5	(31.4)	202.1	16.7
Provision (benefit) for income taxes	42.3	(7.9)	93.8	5.7

Earnings (loss) from consolidated companies before the cumulative effect of a change in accounting principle	44.2	(23.5)	108.3	11.0
Equity in net earnings of nonconsolidated companies	12.9	15.8	27.1	25.6
Minority interests in net earnings of consolidated companies	(2.1)	(0.7)	(4.3)	(1.9)

Earnings (loss) before the cumulative effect of a change in accounting principle	55.0	(8.4)	131.1	34.7
Cumulative effect of a change in accounting principle	—	—	—	(2.0)

Net earnings (loss)	$55.0	$(8.4)	$131.1	$32.7

Diluted earnings per share:
Diluted earnings (loss) per share	$0.13	$(0.03)	$0.30	$0.11

Weighted average number of shares outstanding	434.5	304.7	434.2	289.1

Consolidated Financial Highlights
(dollars in millions)
The Mosaic Company	(unaudited)

	Three months ended November		Favorable/ (Unfavorable)		Six months ended November		Favorable/ (Unfavorable)
	2005	2004	Amount	%	2005	2004	Amount	%
Net sales:
Phosphates	$752.4	$489.5	$262.9	54%	$1,608.9	$853.0	$755.9	89%
Potash	309.5	138.8	170.7	n/m	577.2	144.7	432.5	n/m
Nitrogen	35.2	51.1	(15.9)	(31)%	59.4	109.4	(50.0)	(46)%
Offshore	467.8	450.4	17.4	4%	807.8	812.6	(4.8)	(1)%
Corporate/Other (a)	(71.6)	(52.1)	(19.5)	37%	(156.4)	(117.2)	(39.2)	33%

	$1,493.3	$1,077.7	$415.6	39%	2,896.9	$1,802.5	$1,094.4	61%

Gross margin:
Phosphates	$67.9	$(7.6)	$75.5	n/m	204.8	$27.3	$177.5	n/m
Potash	120.2	26.6	93.6	n/m	227.3	26.9	200.4	n/m
Nitrogen	6.1	4.9	1.2	24%	7.6	8.9	(1.3)	(15)%
Offshore	14.7	37.3	(22.6)	(61)%	26.9	80.6	(53.7)	(67)%
Corporate/Other (a)	0.3	—	0.3	n/m	(8.6)	(0.3)	(8.3)	n/m

	$209.2	$61.2	$148.0	242%	458.0	$143.4	$314.6	219%

Operating earnings (loss):
Phosphates	$42.1	$(24.8)	$66.9	n/m	149.0	$5.5	$143.5	n/m
Potash	111.4	23.4	88.0	n/m	209.9	23.6	186.3	n/m
Nitrogen	5.0	3.8	1.2	32%	5.3	6.9	(1.6)	(23)%
Offshore	(5.7)	16.6	(22.3)	(134)%	(13.9)	40.2	(54.1)	(135)%
Corporate/Other (a)	(11.9)	(6.7)	(5.2)	78%	(17.4)	(6.9)	(10.5)	n/m

	$140.9	$12.3	$128.6	1046%	332.9	$69.3	$263.6	380%

(a)	Includes elimination of intercompany sales.

n/m	- Not meaningful

Key Statistics
The Mosaic Company	(unaudited)

	Three months ended November		Favorable/ (Unfavorable)		Six months ended November		Favorable/ (Unfavorable)
	2005	2004	Amount	%	2005	2004	Amount	%
Sales volumes (000 metric tonnes) (a):
Phosphates (b)	2,578	1,717	861	50%	5,629	3,221	2,408	75%
Potash	1,854	905	949	105%	3,468	905	2,563	283%
Nitrogen	507	309	198	64%	725	689	36	5%
Offshore	3,622	2,603	1,019	39%	6,637	4,715	1,922	41%

Average price per metric tonne:

DAP (c)	$249	$222	$27	12%	$244	$215	$29	13%
Potash (c)	$147	$110	$37	34%	$142	$110	$32	29%
Ammonia (d)	$343	$316	$27	9%	$321	$304	$17	6%
Sulfur (long ton) (d)	$75	$66	$9	14%	$71	$66	$5	8%

(a)	Sales volumes include tons sold captively. Phosphates volumes represent dry product tons, primarily DAP.
(b)	Includes captive sales tons to Offshore.
(c)	FOB plant/mine.
(d)	Delivered Tampa

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net income:

EBITDA Calculation

	Three months ended November 30		Six months ended November 30
	2005	2004	2005	2004
	(dollars in millions)		(dollars in millions)
Net Earnings (Loss)	$55.0	$(8.4)	$131.1	$32.7
Interest	53.4	25.0	102.5	32.6
Income taxes	42.3	(7.9)	93.8	5.7
Depreciation, Depletion & Amortization	84.4	42.8	158.7	65.9
Amortization of Debt Financing Fees	1.2	—	2.4	—
Amortization of Fair Market Value Adjustment of Debt	(11.7)	—	(23.7)	—
Amortization of Mark to Market Contracts	(4.5)	—	(9.0)	—

EBITDA	$220.1	$51.5	$455.8	$136.9

The following table summarized the calculation of Total Debt to Capital:

(dollars in billions)
Numerator
Total Debt	$2.5

Denominator
Book Value of Equity	$3.6
Total Debt	2.5

Capital	$6.1

Total Debt to Total Capital	41.0%